Exhibit 1.1

TERMINATION AND MUTUAL RELEASE

This Termination and Mutual Release (“Termination”) is being entered into this 29th day of August, 2022 (the “Effective Date”), by and between Twin Disc, Inc. (the “Seller”) and J. Jeffers & Co., LLC (the “Buyer”).

WHEREAS, the Seller and Buyer are parties to that certain WB-15 Commercial Offer to Purchase, including Addendum A, dated March 4, 2022, as amended by that certain First Amendment to Commercial Offer to Purchase dated May 26, 2022 (collectively, the “Purchase Agreement” and all capitalized terms not defined herein shall have the meaning set forth therein), pursuant to which Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller, that certain real property located at 1212 Thirteenth Street, 1333 Racine Street, 1328 Racine Street, and 1311 Fourteenth Street, City of Racine, Racine County, Wisconsin, and

WHEREAS, Buyer has provided Seller with notice of Buyer’s election to terminate the Purchase Agreement pursuant to Addendum A, Section 3 thereof.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants contained herein, and for good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

TERMINATION AND RELEASE

1.    TERMINATION. The Purchase Agreement is acknowledged and confirmed to be terminated and canceled, effective as of August 29, 2022. Each party releases the other party from any and all further obligations under the Purchase Agreement.

2.    EARNEST MONEY. Buyer and Seller hereby jointly instruct Title Company to return the Earnest Money to Buyer.

3.    COUNTERPARTS. This Termination may be executed in two or more counterparts, with each executed counterpart constituting an original, and together, all constituting one agreement. Electronically transmitted signed counterparts of this Termination shall be deemed as valid and binding as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, this Termination shall be effective as of the date first above written.

SELLER:

Twin Disc, Inc.

By: /s/ Jeffrey S. Knutson

Name: Jeffrey S. Knutson

Title: Vice President – Finance and Chief Financial Officer

BUYER:

J. Jeffers & Co., LLC

By: /s/ Joshua Jeffers

Joshua Jeffers, President/CEO

[Signature Page to Termination and Mutual Release]